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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.      )*

                        National Presto Industries Inc.
                                  Common Stock
                                   637215104




Check the following box if a fee is being paid with their statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of their cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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  CUSIP NO. 637215104               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      First Chicago NBD Corporation 38-1984850*
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    DELAWARE


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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          390,176
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          396,061
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          396,786
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          5.4

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      TYPE OF REPORTING PERSON*
12

      *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries.

      HC CO

      sec 1745 (6-80)   SEE INSTRUCTION BEFORE FILLING OUT!
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                                                        Page 3 of  4
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No.

Item 1(a)  Name of Issuer:
           National Presto Industries Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
           3925 N. Hastings Way
           Eau Claire,  WI  54703-3703

Item 2(a)  Name of Person filing:
           First Chicago NBD Corporation. ("FCN")

Item 2(b)  Address of Principal Business Offices:
           One First National Plaza
           Chicago, Illinois   60670


Item 2(c)  Citizenship
           Delaware

Item 2(d)  Title of Class of Securities:
           Common Stock

Item 2(e)  CUSIP No.:
           637215104

Item 3     Type of Person Filing:
           (g) FCN is a Parent Holding Company in accordance with 240.13d-1(b)(ii)(g).

Item 4     Ownership:
           The shares listed below were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation as of December 31, 1997
           A.) Amount Beneficially owned: 396,786
           B.) Percent of Class: 5.4
           C.) Number of shares to which the subject Holding company has:
                1.) Sole power to vote or direct the vote: 390,176
                2.) Shared power to vote or to direct the vote: -0-
                3.) Sole power to dispose or to direct the disposition
                    of: 396,061
                4.) Shares power to dispose or to direct the disposition
                    of: -0-

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                                                      Page 4 of  4


Item 5     Ownership of  5 percent or less of a Class:
           Not Applicable

Item 6     Ownership of More than 5 percent on Behalf of Another Person:
           Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on By the Parent Holding Company: See
           Item 3

Item 8     Identification and Classification of Members of the Group:
           Not Applicable

Item 9     Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: By signing below I certify that to the best of my knowledge and belief, the securities referred above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

           Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       January 30, 1998

                                    /s/ Daniel T. Lis
                                        --------------------
                                        Daniel T. Lis
                                        Assistant Secretary
 .                                       First Chicago NBD Corporation
                                        (313) 225-3154